EXHIBIT (99)(a)

NEWS RELEASE
January 23, 2020
Contact:
Lance A. Sellers
President and Chief Executive Officer

A. Joseph Lampron, Jr.
Executive Vice President and Chief Financial Officer

828-464-5620, Fax 828-465-6780

For Immediate Release

PEOPLES BANCORP ANNOUNCES FOURTH QUARTER EARNINGS RESULTS, ANNUAL EARNINGS RESULTS AND A SPECIAL CASH DIVIDEND
Peoples Bancorp of North Carolina, Inc. (NASDAQ: PEBK), the parent company of Peoples Bank, reported fourth quarter and year to date earnings results with highlights as follows:

Fourth quarter highlights:

●
Net earnings were $3.0 million or $0.50 basic and diluted net earnings per share for the three months ended December 31, 2019, as compared to $3.4 million or $0.57 basic and diluted net earnings per share for the same period one year ago.
●
The Company redeemed $5.0 million of outstanding trust preferred securities in December 2019.

Year to date highlights:

●
Net earnings were a record $14.1 million or $2.37 basic net earnings per share and $2.36 diluted net earnings per share for the year ended December 31, 2019, as compared to $13.4 million or $2.23 basic net earnings per share and $2.22 diluted net earnings per share for the same period one year ago.
●
Total loans increased $45.9 million to $849.9 million at December 31, 2019, compared to $804.0 million at December 31, 2018.
●
Core deposits were $932.2 million or 96.45% of total deposits at December 31, 2019, compared to $859.2 million or 97.95% of total deposits at December 31, 2018.

Lance A. Sellers, President and Chief Executive Officer, attributed the decrease in fourth quarter net earnings to an increase in non-interest expense, which was partially offset by an increase in net interest income and a decrease in the provision for loan losses during the three months ended December 31, 2019, compared to the three months ended December 31, 2018, as discussed below.

Net interest income was $11.4 million for the three months ended December 31, 2019, compared to $11.3 million for the three months ended December 31, 2018. The increase in net interest income was primarily due to a $689,000 increase in interest income, which was partially offset by a $616,000 increase in interest expense. The increase in interest income was primarily attributable to an increase in the average outstanding balance of loans, compared to the same period last year. The increase in interest expense was primarily due to an increase in interest rates on deposits. Net interest income after the provision for loan losses was $11.2 million for the three months ended December 31, 2019, compared to $10.9 million for the three months ended December 31, 2018. The provision for loan losses for the three months ended December 31, 2019 was $186,000, compared to $418,000 for the three months ended December 31, 2018. The decrease in the provision for loan losses is primarily attributable to a reduction in the required level of the allowance for loan losses resulting from lower historical loss rates used to calculate the reserve in accordance with Accounting Standards Codification 450-20.

Non-interest income was $4.5 million for the three months ended December 31, 2019 and 2018.

Non-interest expense was $12.1 million for the three months ended December 31, 2019, compared to $11.3 million for the three months ended December 31, 2018. The increase in non-interest expense was primarily attributable to a $514,000 increase in salaries and benefits expense and a $296,000 increase in appraisal management fee expense. The increase in salaries and benefits expense was primarily attributable to an increase in salary expense primarily due to annual salary increases, an increase in insurance costs and an increase in commission expense primarily due to an increase in mortgage loan production. The increase in appraisal management fee expense was primarily due to an increase in the volume of appraisals.

Year-to-date net earnings as of December 31, 2019 were $14.1 million or $2.37 basic net earnings per share and $2.36 diluted net earnings per share for the year ended December 31, 2019, as compared to $13.4 million or $2.23 basic net earnings per share and $2.22 diluted net earnings per share for the same period one year ago. The increase in year-to-date net earnings is primarily attributable to an increase in net interest income and an increase in non-interest income, which were partially offset by an increase in the provision for loan losses and an increase in non-interest expense, as discussed below.

Year-to-date net interest income as of December 31, 2019 was $45.8 million, compared to $43.2 million for the same period one year ago. The increase in net interest income was primarily due to a $4.3 million increase in interest income, which was partially offset by a $1.6 million increase in interest expense. The increase in interest income was primarily attributable to an increase in the average outstanding balance of loans and a higher average prime rate during the year ended December 31, 2019, compared to the same period last year. The increase in interest expense was primarily due to an increase in interest rates on deposits. Net interest income after the provision for loan losses was $45.0 million for the year ended December 31, 2019, compared to $42.4 million for the same period one year ago. The provision for loan losses for the year ended December 31, 2019 was $863,000, compared to $790,000 for the year ended December 31, 2018. The increase in the provision for loan losses is primarily attributable to a $45.9 million increase in loans from December 31, 2018 to December 31, 2019.

Non-interest income was $17.7 million for the year ended December 31, 2019, compared to $16.2 million for the year ended December 31, 2018. The increase in non-interest income is primarily attributable to a $1.3 million increase in appraisal management fee income due to an increase in the volume of appraisals and a $413,000 increase in mortgage banking income due to an increase in mortgage loan volume.

Non-interest expense was $45.5 million for the year ended December 31, 2019, compared to $42.6 million for the year ended December 31, 2018. The increase in non-interest expense was primarily due to a $1.7 million increase in salaries and benefits expense and a $961,000 increase in appraisal management fee expense. The increase in salaries and benefits expense was primarily attributable to an increase in salary expense primarily due to annual salary increases, an increase in incentive compensation expense, an increase in insurance costs and an increase in commission expense primarily due to an increase in mortgage loan production. The increase in appraisal management fee expense was primarily due to an increase in the volume of appraisals.

Income tax expense was $672,000 for the three months ended December 31, 2019, compared to $690,000 for the three months ended December 31, 2018. The effective tax rate was 18.47% for the three months ended December 31, 2019, compared to 16.72% for the three months ended December 31, 2018. Income tax expense was $3.1 million for the year ended December 31, 2019, compared to $2.6 million for the year ended December 31, 2018. The effective tax rate was 18.23% for the year ended December 31, 2019, compared to 16.39% for the year ended December 31, 2018.

Total assets were $1.2 billion as of December 31, 2019, compared to $1.1 billion at December 31, 2018. Available for sale securities were $195.7 million as of December 31, 2019, compared to $194.6 million as of December 31, 2018. Total loans were $849.9 million as of December 31, 2019, compared to $804.0 million as of December 31, 2018.

Non-performing assets were $3.6 million or 0.31% of total assets at December 31, 2019, compared to $3.3 million or 0.31% of total assets at December 31, 2018. Non-performing assets include $3.4 million in commercial and residential mortgage loans and $154,000 in other loans at December 31, 2019, compared to $3.2 million in commercial and residential mortgage loans, $1,000 in acquisition, development and construction loans, $99,000 in other loans and $27,000 in other real estate owned at December 31, 2018.

The allowance for loan losses at December 31, 2019 was $6.7 million or 0.79% of total loans, compared to $6.4 million or 0.80% of total loans at December 31, 2018. Management believes the current level of the allowance for loan losses is adequate; however, there is no assurance that additional adjustments to the allowance will not be required because of changes in economic conditions, regulatory requirements or other factors.

Deposits were $966.5 million at December 31, 2019, compared to $877.2 million at December 31, 2018. Core deposits, which include noninterest-bearing demand deposits, NOW, MMDA, savings and non-brokered certificates of deposit of denominations less than $250,000, were $932.2 million at December 31, 2019, compared to $859.2 million at December 31, 2018. Certificates of deposit in amounts of $250,000 or more totaled $34.3 million at December 31, 2019, compared to $16.2 million at December 31, 2018. The increase in certificates of deposit in amounts of $250,000 or more is primarily attributable to an $18.9 million increase in wholesale certificates of deposit from December 31, 2018 to December 31, 2019.

Securities sold under agreements to repurchase were $24.2 million at December 31, 2019, compared to $58.1 million at December 31, 2018. The decrease in securities sold under agreements to repurchase is primarily due to approximately $21.0 million transferred from securities sold under agreements to repurchase to MMDA during the third quarter of 2019.

Junior subordinated debentures were $15.6 million at December 31, 2019, compared to $20.6 million at December 31, 2018. The decrease in junior subordinated debentures is the result of a $5.0 million redemption of the Company’s outstanding trust preferred securities during the fourth quarter of 2019.

Shareholders’ equity was $134.1 million, or 11.59% of total assets, at December 31, 2019, compared to $123.6 million, or 11.31% of total assets, at December 31, 2018. The Company repurchased 90,354 shares of its common stock during the year ended December 31, 2019 under the Company’s stock repurchase program, which was funded in February 2019.

The Company’s Board of Directors declared a special cash dividend in the amount of $0.15 per share at their most recent meeting. The special cash dividend will be paid on February 14, 2020 to shareholders of record on February 3, 2020. Shareholders are encouraged to enroll in the Company’s Dividend Reinvestment and Stock Purchase Plan. For details, contact Krissy Price at (828) 464-5620 or (800) 948-7195 or you may email any questions to our transfer agent, Broadridge Corporate Issuer Solutions, Inc. at shareholder@broadridge.com.

Peoples Bank currently operates 20 banking offices entirely in North Carolina, with offices in Catawba, Alexander, Lincoln, Mecklenburg, Iredell and Wake Counties. Peoples Bank also operates loan production offices in Lincoln, Mecklenburg and Durham Counties. The Company’s common stock is publicly traded and is quoted on the Nasdaq Global Market under the symbol “PEBK.”

Statements made in this press release, other than those concerning historical information, should be considered forward-looking statements pursuant to the safe harbor provisions of the Securities Exchange Act of 1934 and the Private Securities Litigation Act of 1995. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management and on the information available to management at the time that this release was prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate,” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, (1) competition in the markets served by Peoples Bank, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Company’s other filings with the Securities and Exchange Commission, including but not limited to those described in the Company’s annual report on Form 10-K for the year ended December 31, 2018.

CONSOLIDATED BALANCE SHEETS
December 31, 2019 and 2018
(Dollars in thousands)

	December 31, 2019	December 31, 2018
	(Unaudited)	(Audited)
ASSETS:
Cash and due from banks	$48,337	$40,553
Interest-bearing deposits	720	2,817
Federal funds sold	3,330	-
Cash and cash equivalents	52,387	43,370

Investment securities available for sale	195,746	194,578
Other investments	4,231	4,361
Total securities	199,977	198,939

Mortgage loans held for sale	4,417	680

Loans	849,874	804,023
Less: Allowance for loan losses	(6,680)	(6,445)
Net loans	843,194	797,578

Premises and equipment, net	18,604	18,450
Cash surrender value of life insurance	16,319	15,936
Accrued interest receivable and other assets	19,984	18,298
Total assets	$1,154,882	$1,093,251

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
Noninterest-bearing demand	$338,004	$298,817
NOW, MMDA & savings	516,757	475,223
Time, $250,000 or more	34,269	16,239
Other time	77,487	86,934
Total deposits	966,517	877,213

Securities sold under agreements to repurchase	24,221	58,095
FHLB borrowings	-	-
Junior subordinated debentures	15,619	20,619
Accrued interest payable and other liabilities	14,405	13,707
Total liabilities	1,020,762	969,634

Shareholders' equity:
Series A preferred stock, $1,000 stated value; authorized 5,000,000 shares; no shares issued and outstanding	-	-
Common stock, no par value; authorized 20,000,000 shares; issued and outstanding 5,912,300 shares 12/31/19 and 5,995,256 shares 12/31/18	59,813	62,096
Retained earnings	70,663	60,535
Accumulated other comprehensive income	3,644	986
Total shareholders' equity	134,120	123,617

Total liabilities and shareholders' equity	$1,154,882	$1,093,251

CONSOLIDATED STATEMENTS OF INCOME
For the three months and years ended December 31, 2019 and 2018
(Dollars in thousands, except per share amounts)

	Three months ended		Years ended
	December 31,		December 31,
	2019	2018	2019	2018
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
INTEREST INCOME:
Interest and fees on loans	$10,784	$10,292	$43,301	$38,654
Interest on due from banks	77	49	213	304
Interest on federal funds sold	331	-	331	-
Interest on investment securities:
U.S. Government sponsored enterprises	728	612	2,670	2,333
State and political subdivisions	650	927	2,915	3,877
Other	43	44	171	182
Total interest income	12,613	11,924	49,601	45,350

INTEREST EXPENSE:
NOW, MMDA & savings deposits	539	218	1,596	769
Time deposits	328	130	909	472
FHLB borrowings	135	-	205	-
Junior subordinated debentures	188	212	844	790
Other	35	49	203	115
Total interest expense	1,225	609	3,757	2,146

NET INTEREST INCOME	11,388	11,315	45,844	43,204
PROVISION FOR (REDUCTION OF PROVISION
FOR) LOAN LOSSES	186	418	863	790
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	11,202	10,897	44,981	42,414

NON-INTEREST INCOME:
Service charges	1,167	1,192	4,576	4,355
Other service charges and fees	166	177	714	705
Gain on sale of securities	-	(35)	226	15
Mortgage banking income	430	179	1,264	851
Insurance and brokerage commissions	235	233	877	824
Appraisal management fee income	1,199	764	4,484	3,206
Miscellaneous	1,329	1,989	5,598	6,210
Total non-interest income	4,526	4,499	17,739	16,166

NON-INTEREST EXPENSES:
Salaries and employee benefits	6,178	5,664	23,238	21,530
Occupancy	1,955	1,803	7,364	7,170
Appraisal management fee expense	883	587	3,421	2,460
Other	3,074	3,216	11,494	11,414
Total non-interest expense	12,090	11,270	45,517	42,574

EARNINGS BEFORE INCOME TAXES	3,638	4,126	17,203	16,006
INCOME TAXES	672	690	3,136	2,624

NET EARNINGS	$2,966	$3,436	$14,067	$13,382

PER SHARE AMOUNTS
Basic net earnings	$0.50	$0.57	$2.37	$2.23
Diluted net earnings	$0.50	$0.57	$2.36	$2.22
Cash dividends	$0.14	$0.13	$0.66	$0.52
Book value	$22.68	$20.62	$22.68	$20.62

FINANCIAL HIGHLIGHTS
For the three months and years ended December 31, 2019 and 2018
(Dollars in thousands)

	Three months ended		Years ended
	December 31,		December 31,
	2019	2018	2019	2018
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
SELECTED AVERAGE BALANCES:
Available for sale securities	$185,880	$202,385	$185,302	$209,742
Loans	849,745	792,373	834,517	777,098
Earning assets	1,136,318	1,008,381	1,055,730	1,007,485
Assets	1,225,963	1,093,082	1,143,338	1,094,707
Deposits	980,795	888,713	932,646	903,120
Shareholders' equity	133,630	121,194	134,669	123,796

SELECTED KEY DATA:
Net interest margin (tax equivalent)	4.04%	4.55%	4.42%	4.39%
Return on average assets	0.96%	1.25%	1.23%	1.22%
Return on average shareholders' equity	8.81%	11.25%	10.45%	10.81%
Shareholders' equity to total assets (period end)	11.61%	11.31%	11.61%	11.31%

ALLOWANCE FOR LOAN LOSSES:
Balance, beginning of period	$6,578	$6,295	$6,445	$6,366
Provision for loan losses	186	418	863	790
Charge-offs	(166)	(367)	(1,076)	(1,133)
Recoveries	82	99	448	422
Balance, end of period	$6,680	$6,445	$6,680	$6,445

ASSET QUALITY:
Non-accrual loans			$3,553	$3,314
90 days past due and still accruing			-	-
Other real estate owned			-	27
Total non-performing assets			$3,553	$3,341
Non-performing assets to total assets			0.31%	0.31%
Allowance for loan losses to non-performing assets			188.01%	192.91%
Allowance for loan losses to total loans			0.79%	0.80%

LOAN RISK GRADE ANALYSIS:

	Percentage of Loans
	By Risk Grade
	12/31/2019	12/31/2018
Risk Grade 1 (excellent quality)	0.59%	0.73%
Risk Grade 2 (high quality)	24.45%	25.47%
Risk Grade 3 (good quality)	62.73%	61.05%
Risk Grade 4 (management attention)	10.02%	10.19%
Risk Grade 5 (watch)	1.45%	1.72%
Risk Grade 6 (substandard)	0.76%	0.84%
Risk Grade 7 (doubtful)	0.00%	0.00%
Risk Grade 8 (loss)	0.00%	0.00%

At December 31, 2019, including non-accrual loans, there were two relationships exceeding $1.0 million in the Watch risk grade (which totaled $3.1 million). There were no relationships exceeding $1.0 million in the Substandard risk grade.

(END)